Exhibit 4.16
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following are brief descriptions of (a) the common stock, $0.01 par value per share (the “Common Stock”), (b) the 1.500% Notes due 2025 (the “2025 Notes”), (c) the 1.625% Notes due 2026 (the “2026 Notes”), and (d) the 3.125% Notes due 2029 (the “2029 Notes” and, collectively with the 2025 Notes and the 2026 Notes, the “Notes”), of McKesson Corporation (the “Company,” “we,” “us,” or “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).
Description of Common Stock
General
The following descriptions of our Common Stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated by-laws ( “Bylaws”), and the Delaware General Corporation Law (“DGCL”). Copies of our Certificate of Incorporation and our Bylaws have been filed with the Securities and Exchange Commission ( “SEC”) and are each incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part.

Our authorized capital stock consists of 900,000,000 shares, of which 800,000,000 shares are Common Stock and 100,000,000 shares are preferred stock, par value $0.01 per share. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of Common Stock and/or preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote. All of our outstanding shares of Common Stock are fully paid and non-assessable.
Common Stock
Dividend Rights. Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of Common Stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as our board of directors (the “Board”) may from time to time determine.

Rights Upon Liquidation. Upon liquidation, dissolution or winding up of our affairs, the holders of Common Stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities, and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of our Common Stock have no conversion, redemption, preemptive, or similar rights.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. Among other things, these provisions:
•do not authorize cumulative voting;
•require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may be effected in lieu of such meetings only be unanimous written consent;
•provide that only the Chair of the Board, the chief executive officer, or a majority of the directors may call a special meeting of the shareholders, except that a special meeting may be called upon on a written request of stockholders owning at least 15% of the outstanding shares of Common Stock who have held their shares for at least one year and comply with the procedures for calling a special meeting of stockholders as set forth in our Bylaws;
•provide an advance notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and
•authorize our Board to establish one or more series of preferred stock without stockholder approval.
Delaware Law. We are subject to the “business combination” statute of the DGCL. In general, that statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:
(1) such transaction is approved by our Board prior to the date the interested stockholder obtains such status;
(2) upon consummation of such transaction, the “interested stockholder” beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) the “business combination” is approved by our Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”
A “business combination” includes mergers, asset sales, and other transactions resulting in financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Exclusive Forum Provision of our Bylaws
Our amended and restated by-laws provide that, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware if the Court of Chancery does not have or declines to accept jurisdiction (collectively, “Delaware Courts”). Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Courts in connection with any action to enforce that exclusive forum provision and to service of process in any such action.
Section 203 of Delaware General Corporation Law
We are subject to the “business combination” statute of the DGCL. In general, that statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:
(1)    such transaction is approved by our board of directors prior to the date the interested stockholder obtains such status,
(2)    upon consummation of such transaction, the “interested stockholder” beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(3)    the “business combination” is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”
A “business combination” includes mergers, asset sales, and other transactions resulting in financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.
Certain Effects of Authorized but Unissued Stock
Our authorized but unissued shares of Common Stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.
The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our Common Stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our Common Stock.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

Limitation of Liability of Directors
Our amended and restated certificate of incorporation contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or purchases, and (4) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our directors and officers have indemnification protection.
Transfer Agent and Registrar
EQ Shareowner Services acts as transfer agent and registrar of our Common Stock.
Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “MCK”.
Description of Notes
General
On February 17, 2017, we issued £450,000,000 aggregate principal amount of 3.125% Notes due 2029 and €600,000,000 aggregate principal amount of 1.500% Notes due 2025, and on February 12, 2018, we issued €500,000,000 aggregate principal amount of 1.625% Notes due 2026. Each series of the Notes was issued pursuant to the Indenture, dated as of December 4, 2012 (the “Indenture”) between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), in each case, as supplemented by an Officer’s Certificate setting forth certain terms of the applicable series of the Notes (the “Officer’s Certificates”).
Each series of the Notes is an unsecured and unsubordinated obligation of the Company and ranks equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding.
The following descriptions of the Indenture, the Officer’s Certificates and the Notes do not purport to be complete and are subject to and qualified in their entirety by reference to the Indenture, the Officer’s Certificates and the Notes, which have been filed with the SEC and are incorporated by reference herein. Unless otherwise specified, all capitalized and undefined terms in this “Description of Notes” have the meanings specified in the Indenture.

General Terms of the Indenture
We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The Indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the Indenture, the terms of the Indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.
Consolidation, Merger or Sale. We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person formed by such consolidation or into which we are merged or to which our assets substantially as an entirety are transferred or leased is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes our obligations on the debt securities and under the Indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or Event of Default under the Indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the Indenture, we shall be discharged from all our obligations under the debt securities and the Indenture, except in limited circumstances.
This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.
Events of Default. Unless otherwise indicated, the term “Event of Default,” when used in the Indenture with respect to the debt securities of any series, means any of the following:

•	failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by the Company in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant in the Indenture or the debt securities of such series (“other covenants”) for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental Indenture under which we issue such series of debt securities.
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the Trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.
Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the Trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.
If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then the Trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.
If an Event of Default relating to events in bankruptcy, insolvency or reorganization of the Company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the Trustee or any holder.
The Indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the Indenture unless:

•	the holder has previously given to the Trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the Trustee institute the action;

•	the requesting holders have offered the Trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the Trustee has not instituted the action within 60 days of the request; and

•	the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.
Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
We will be required to file annually with the Trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture.
Modification of the Indenture. The Indenture provides that we and the Trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the Indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor Trustee.
The Indenture also provides that we and the Trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities. We and the Trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the Indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the Indenture.
Certain Covenants
Each Officer’s Certificate contains the following covenants.
Definitions. The term “Attributable Debt” shall mean in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction, as determined by our Board of Directors, or (b) the present value of the remaining obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities of each series outstanding pursuant to the Indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by our principal accounting or financial officer.
The term “Consolidated Subsidiary” shall mean any Subsidiary (as defined in the Indenture), substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with our financial statements in accordance with accounting principles generally accepted in the United States of America.
The term “Exempted Debt” shall mean the sum of the following as of the date of determination: (1) Indebtedness of ours and our Consolidated Subsidiaries incurred after the date of issuance of the notes and secured by liens not permitted by the limitation on liens provisions, and (2) Attributable Debt of ours and our Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the notes, other than leases permitted by the limitation on sale and lease-back provisions.
The term “Indebtedness” shall mean all items classified as indebtedness on our most recently available consolidated balance sheet, in accordance with accounting principles generally accepted in the United States of America.

The term “Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries) or (2) any other person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.
The term “Receivables Subsidiary” shall mean a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable or inventory (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by us or any Subsidiary of ours (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse or obligates us or any Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of ours or any Subsidiary of ours (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither we nor any Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither we nor any Subsidiary of ours has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.
Limitation on Liens. We covenant that, so long as any of the Notes remain outstanding, we will not, and will not permit any Consolidated Subsidiary, to create or assume any Indebtedness for money borrowed which is secured by a mortgage, pledge, security interest or lien (“liens”) of or upon any assets, whether now owned or hereafter acquired, of ours or any such Consolidated Subsidiary without equally and ratably securing the notes by a lien ranking equally to and ratably with (or, at our option, senior to) such secured Indebtedness, except that the foregoing restriction shall not apply to:

•	liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

•
liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by us or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

•	liens securing indebtedness owed by any Consolidated Subsidiary to us or another wholly owned Subsidiary;

•
liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of the corporation or firm as an entirety or substantially as an entirety by us or a Subsidiary;

•
liens on any assets of ours or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing;

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing;

•	certain statutory liens or other similar liens arising in the ordinary course of our or a Consolidated Subsidiary’s business, or certain liens arising out of government contracts;

•	certain pledges, deposits or liens made or arising under the worker’s compensation or similar legislation or in certain other circumstances;

•	certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

•
liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of the business or the ownership of our assets or those of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair the use of such assets in the operation of our business or that of such Consolidated Subsidiary or the value of such assets for the purposes thereof;

•
liens relating to accounts receivable of ours or any of our Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with accounting principles generally accepted in the United States of America, to the extent the sale by us or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof; or

•	liens on any assets of ours or any of our Subsidiaries (including Receivables Subsidiaries) incurred in connection with a Qualified Receivables Transaction.
Notwithstanding the above, we or any of our Consolidated Subsidiaries may, without securing the notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions; provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of our total assets on a consolidated basis.

Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions, except such transactions involving leases for less than three years, by us or any Consolidated Subsidiary of any assets are prohibited unless (a) we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value (as determined by our Board of Directors) and the proceeds are applied to the purchase or acquisition, or, in the case of real property, the construction, of assets or to the retirement of Indebtedness. The foregoing limitation will not apply, if at the time we or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 10% of our total assets on a consolidated basis.
2025 Notes
The 2025 Notes bear interest at the rate of 1.500% per year. Interest on the 2025 Notes is payable on November 17 of each year. The 2025 Notes will mature on November 17, 2025.
We may redeem the 2025 Notes prior to August 17, 2025, the date that is three months before their maturity date, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price that includes accrued and unpaid interest and a make-whole premium, as specified in the Indenture and the applicable Officer’s Certificate.
On or after August 17, 2025, we may redeem the 2025 Notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.
In addition, we may redeem the 2025 Notes for cash in whole, but not in part, at any time prior to maturity at a price equal to 100% of, plus accrued and unpaid interest, if certain tax events occur, as specified in the applicable Officer’s Certificate.
In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of a the 2025 Notes below an investment grade rating by each of the Ratings Agencies (as defined in the applicable Officer’s Certificate) within a specified period, unless the Company has previously exercised its optional redemption right with respect to the 2025 Notes in whole, the Company will be required to offer to repurchase the 2025 Notes from the holders at a price in cash equal to 101% of the then outstanding principal amount of 2025 Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.
2026 Notes
The 2026 Notes bear interest at the rate of 1.625% per year. Interest on the 2026 Notes is payable on October 30 of each year. The 2025 Notes will mature on October 30, 2026.
We may redeem the 2026 Notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.
In addition, we may redeem the 2026 Notes for cash in whole, but not in part, at any time prior to maturity at a price equal to 100% of, plus accrued and unpaid interest, if certain tax events occur, as specified in the applicable Officer’s Certificate.

In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the 2026 Notes below an investment grade rating by each of the Ratings Agencies (as defined in the applicable Officer’s Certificate) within a specified period, unless the Company has previously exercised its optional redemption right with respect to the 2026 Notes in whole, the Company will be required to offer to repurchase the 2026 Notes from the holders at a price in cash equal to 101% of the then outstanding principal amount of 2026 Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.
2029 Notes
The 2029 Notes bear interest at the rate of 3.125% per year. Interest on the 2029 Notes is payable on February 17 of each year. The 2029 Notes will mature on February 17, 2029.
We may redeem the 2029 Notes prior to November 17, 2028, the date that is three months before their maturity date in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price that includes accrued and unpaid interest and a make-whole premium, as specified in the Indenture and the applicable Officer’s Certificate.
On or after November 17, 2028, we may redeem the 2029 Notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.
In addition, we may redeem the 2029 Notes for cash in whole, but not in part, at any time prior to maturity at a price equal to 100% of, plus accrued and unpaid interest, if certain tax events occur, as specified in the applicable Officer’s Certificate.
In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of a the 2029 Notes below an investment grade rating by each of the Ratings Agencies (as defined in the applicable Officer’s Certificate) within a specified period, unless the Company has previously exercised its optional redemption right with respect to the 2029 Notes in whole, the Company will be required to offer to repurchase the 2029 Notes from the holders at a price in cash equal to 101% of the then outstanding principal amount of 2029 Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.
Concerning the Trustee
Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association) is the Trustee under the Indenture with respect to the Notes. We may maintain deposit accounts or conduct other banking transactions with the Trustee in the ordinary course of business.
Governing Law
The Indenture and Notes are governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

Listing
Our 2025 Notes are listed on the New York Stock Exchange under the symbol “MCK25.” Our 2026 Notes are listed on the New York Stock Exchange under the symbol “MCK26.” Our 2029 Notes are listed on the New York Stock Exchange under the symbol “MCK29.”